                                                                  AUGUST 6, 2001


                          CERTIFICATE OF DESIGNATIONS,
                         VOTING POWERS, PREFERENCES AND
                     RIGHTS OF THE SERIES A PREFERRED STOCK

                                       OF

                           DELTA FINANCIAL CORPORATION

                        ---------------------------------

                            Under Section 151 of the
                        Delaware General Corporation Law

                        ---------------------------------

         Delta Financial Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, said Board of Directors, at a meeting duly convened, adopted a resolution providing for the authorization of a series of Preferred Stock consisting of 150,000 shares, designated Series A Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to Article Four of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated Series A Preferred Stock (the "Series A Preferred Stock"), to consist of 150,000 shares with a par value of $0.01 per share, having the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations and restrictions as hereinafter set forth:

         1. Rank. Except as otherwise expressly set forth in this Certificate of Designations, shares of Series A Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the
Corporation: (a) senior to the Corporation's common stock, par value $0.01 per share (the "Common Stock"), and all other classes and series of capital stock or preferred stock of the Corporation; and (b) pari passu with any additional shares of Series A Preferred Stock issued by the Corporation.

         Except as expressly set forth in this Certificate of Designation, so long as shares of Series A Preferred Stock remain outstanding, the Corporation shall not issue any capital stock which ranks senior to, or pari passu with, the Series A Preferred Stock in respect of dividend rights and rights on liquidation, winding up and dissolution of the Corporation. Notwithstanding any provision in this Certificate of Designations to the contrary, (i) in connection with any Senior Funding Event, the Corporation shall be permitted to issue shares of its capital stock ranking on parity with or senior to the Series A Preferred Stock in respect of dividend rights and rights on liquidation, winding up and dissolution of the Corporation, and (ii) in connection with any Parity Funding Event, the Corporation shall be permitted to issue shares of its capital stock ranking pari passu with the Series A Preferred Stock in respect of dividend rights and rights on liquidation, winding up and dissolution of the Corporation. For purposes of this Certificate of Designations, (A) a "Senior Funding Event" shall mean any transaction or series of related transactions that results in the issuance by the Corporation of equity securities to one or more investors and the Corporation receives in return at least $25 million in cash or cash equivalents and (B) a "Parity Funding Event" shall mean any transaction or series of related transactions that results in the issuance by the Corporation of equity securities to one or more investors and the Corporation receives in return at least $5 million in cash or cash equivalents.

         2. Dividends. The holders of shares of Series A Preferred Stock (the "Holders") shall be entitled to receive cumulative preferential dividends. Dividends will begin to accrue, on a daily basis, from January 1, 2003. Dividends on each share of Series A Preferred Stock will accrue at the rate of 10% per annum of the Preference Amount (defined below) and will be payable (whether or not earned or declared) semi-annually in arrears on each of the first day of January and July, or, if any such date is not a business day, on the next succeeding business day (each a "Dividend Payment Date"). Dividends payable on the Series A Preferred Stock will be payable in cash and will be computed on the basis of a 360-day year consisting of twelve 30-day months. The first Dividend Payment Date will be July 1, 2003.

         Dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid when due for the period to which they relate.

         If the Corporation fails to pay any required dividends on the Series A Preferred Stock for any dividend period: (i) no dividends or other distributions will be declared or paid or set apart for payment upon any shares of the Corporation's capital stock ranking junior to or pari passu with the Series A Preferred Stock; (ii) no shares of the Corporation's capital stock ranking junior to or pari passu with the Series A Preferred Stock (including shares held by the Corporation's affiliates) will be redeemed, purchased or otherwise acquired for any consideration, and no monies will be paid or made available for a sinking fund for the redemption of any such shares of the Corporation's capital stock; and (iii) no distributions on shares of the Corporation's capital stock ranking junior or pari passu with the Series A Preferred Stock will be made, except as provided herein, until such time as full dividends on all outstanding shares of Series A Preferred Stock have been paid for two consecutive dividend periods following the dividend period for which the Corporation so failed to pay such dividends on the Series A Preferred Stock.

         Notwithstanding the above, items (i) through (iii) shall not prohibit the Corporation from paying dividends or other distributions on, redeeming, purchasing or otherwise acquiring for any consideration, shares of the Series A Preferred Stock.

         No dividends on the Series A Preferred Stock shall be paid by the Corporation to the extent the payment of dividends is restricted or prohibited by law.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, out of assets available for distribution to stockholders, an amount per share (subject to appropriate adjustments in the event of any stock dividends, stock splits or other similar events) (the "Liquidation Amount"), equal to the sum of (i) $100 (the "Preference Amount"), plus (ii) accrued and unpaid dividends on such share (whether or not earned or declared) to the date fixed for liquidation, dissolution or winding up, after the distribution of assets to holders of capital stock with liquidation rights senior to the liquidation rights of the Holders, but before any distribution or payment is made to the holders of Common Stock or any other series or class of capital stock with liquidation rights junior to the liquidation rights of the Holders. If, upon any such liquidation, dissolution or winding up of the Corporation or the consolidation or merger with or into any other entity that is not an affiliate of the Corporation, the consolidation or merger of any other entity that is not an affiliate of the Corporation with or into the Corporation, or the sale of all or substantially all of the property or business of the Corporation to an entity that is not an affiliate of the Corporation, the assets distributable to the Holders shall be insufficient to permit the payment in full to the Holders of the Liquidation Amount, then the entire assets of the Corporation shall be applied ratably to the Series A Preferred Stock and any other capital stock of the Corporation pari passu in respect of liquidation preference, in proportion to their respective liquidation preferences to which they would otherwise be entitled. Notwithstanding the foregoing, neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, unless such merger, consolidation, sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation. After payment in full amount of the Liquidation Amount to which it is entitled, no Holder will have any right or claim to any of the Corporation's remaining assets.

         4. Preemptive Rights; Sinking Fund. The Holders shall have no preemptive rights with respect to the issuance of any shares of the Corporation's capital stock or any of the Corporation's securities convertible into, exercisable or exchangeable for, or carrying rights or options to purchase shares of the Corporation's capital stock. Shares of Series A Preferred Stock are perpetual and are not convertible into shares of Common Stock or any other class or series of capital stock of the Corporation and will not be subject to any sinking fund.

         5. Right to Repurchase Shares. Subject to Section 2 above, the Corporation may purchase shares of Common Stock in the open market, from persons not affiliated with the Corporation, provided that (i) all dividend payments otherwise due to the Holders have been paid

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(provided, that a dividend payment shall be deemed paid when due if actually paid within five business days following the applicable dividend payment date),
(ii) the Corporation is not in default of any of the provisions of this Certificate of Designations, and (iii) the shares have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Securities Exchange Act of 1934, as amended, or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

         6. Voluntary Redemption. The Series A Preferred Stock may be redeemed by the Corporation on a pro rata basis at any time after the date of issuance, for an amount in cash equal to the Preference Amount plus accumulated and unpaid dividends to the date of redemption (the "Redemption Price"). The Corporation shall give written notice (a "Redemption Notice") to each Holder of any redemption to be effected pursuant to this Section 6, which Redemption Notice shall be mailed not less than 30 or more than 60 days' prior to the date of consummation of such redemption (the "Redemption Date"). The Redemption Notice shall contain the following information: (i) the number of shares of Series A Preferred Stock held by such Holder which shall be redeemed by the Corporation pursuant to this Section 6; (ii) the Redemption Date; and (iii) the address at which the Holder may surrender to the Corporation its certificate or certificates representing shares of Series A Preferred Stock to be redeemed. Dividends shall cease to accrue on and following the Redemption Date. Each Holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place specified in the Redemption Notice, and thereupon an amount equal to the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates.

         7. Mandatory Redemption. Except as otherwise provided in this Section 7, each Holder, at such Holder's option which option must be exercised or forfeited within five business days of the occurrence of a mandatory redemption event, may require the Corporation to redeem all or any portion of the shares of Series A Preferred Stock then held by such Holder, for an amount in cash equal to the Redemption Price, upon the occurrence of any of the following: (i) the liquidation, dissolution or winding up of the Corporation; (ii) the sale of all or substantially all of the Corporation's assets to one or more entities in one transaction or in a series of related transactions, except for a sale pursuant to a securitization or a financing facility or any other arrangement entered into by the Corporation in the ordinary course of its business; (iii) the merger of the Corporation with, or the consolidation of the Corporation into, any other corporation as a result of which the stockholders of the Corporation immediately prior to such merger or consolidation do not own stock having more than 50% of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants) of the surviving corporation; (iv) the first day on which a majority of the members of the Corporation's board of directors, who were members of such board when the Series A Preferred Stock was originally issued or who were nominated for election or elected to such board with the approval of a majority of the directors who were members of such board when the Series A Preferred Stock was originally issued, no longer continue to serve as board members, excluding the Additional Directors (as defined in Section 10 below); (v) commencement by or against the Corporation of a case, proceeding or other action, whether voluntary or involuntary, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (vi) the sale of the Corporation through the exercise of creditors' remedies; or (vii) the Corporation's breach of any term of this Certificate of Designations that materially and adversely affects the rights of the Holders; (viii) Hugh Miller, Marc E. Miller, Sidney Miller and Lee Miller, any of their respective spouses or lineal decedents, or any trust of which the beneficial interests in such trust are held by any of such persons (collectively, the "Miller Stockholders"), considered together, shall own a number of shares of Common Stock that is less than 50% of the number of shares of Common Stock owned by the Miller Stockholders on the date on which the Series A Preferred Stock was initially issued to the Holders. Each Holder of shares of Series A Preferred Stock to be redeemed pursuant to this Section 7 shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon an amount equal to the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates.

         Notwithstanding the above, upon the occurrence of a transaction described in (ii), (iii) or (iv) of this Section, the Holders shall not have the right to require the Corporation to redeem all or any portion of the shares of Series A Preferred Stock then held by such Holder if in or following such transaction (i) (a) the Holders will continue to hold the shares of Series A Preferred Stock, and all dividend payments payable in respect thereof, including any accrued dividends, shall have been made and (b) the holders of junior securities receive only securities junior to the shares of Series A Preferred Stock, or (ii) (a) the holders of the Series A Preferred Stock receive cash or receive securities in an amount equal to the Preference Amount plus accrued and unpaid dividends, and (b) if the holders of the Series A Preferred Stock are to receive or will hold securities of the buyer in the transaction, then the holders must have received an opinion from a nationally recognized investment banking firm satisfactory to the holders that the buyer's financial condition is equal to or better than the Corporation's, and (c) if in exchange for their junior securities, the Miller Stockholders and the holders of all other capital stock junior to the Series A Preferred Stock, receive only securities in the transaction which are junior to the securities received by the holders of the Series A Preferred Stock in such transaction.

         8. Reacquired Shares. Any and all shares of Series A Preferred Stock purchased, redeemed or otherwise acquired by the Corporation shall be retired and canceled. Such shares will become authorized but unissued shares of the corporation's preferred stock, no longer designated as Series A Preferred Stock and, subject to the terms of this Certificate of Designations, subject to reissuance as part of a new class of preferred stock if so designated by the Corporation's board of directors.

         9. Restrictions on Transfer. No Holder may assign all or any part of its shares of Series A Preferred Stock unless the assignee is a Qualified Institutional Buyer, as defined in Rule 144A promulgated pursuant to the Securities Act of 1933, as amended, who is a Qualified Purchaser, as defined in
Section 2(a)(51)(A) under the Investment Company Act of 1940, as amended. Compliance with this Section 9 shall be evidenced if the Holder has provided an Investor Certificate, in the form attached hereto as Exhibit A, to the Corporation's transfer agent.

         10. Voting Rights. Except as set forth below and except as otherwise required by the General Corporation Law of the State of Delaware, the Holders shall have no voting rights.

         (a) Without the prior approval of the Holders of a majority of the Series A Preferred Stock then outstanding, the Corporation will not (i) authorize, create or issue, or increase the authorized amount of, any class or series of capital stock ranking senior to or pari passu with the Series A Preferred Stock in respect of voting, dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Preferred Stock, or create, authorize or issue any instrument or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock ranking senior to or pari passu with the Series A Preferred Stock in respect of voting, dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation, except upon the occurrence of a Senior Funding Event or a Parity Funding Event,
(ii) take any action that would adversely affect the rights of the Holders,
(iii) subject to Section 12 hereof, amend the terms of the Corporation's certificate of incorporation, by-laws or other charter documents so as to adversely affect the rights of the Holders or (iv) enter into any agreement that restricts the Corporation's compliance with this Certificate of Designations.

         (b) To the extent permitted by law, if the Corporation fails to pay cash dividends on the Series A Preferred Stock for a total of five dividend periods, the Holders of the then outstanding shares of Series A Preferred Stock shall have the right, voting separately as one class, and until terminated as provided below, to elect two directors for newly created directorships (the "Additional Directorships") on the Corporation's board of directors (such directors, the "Additional Directors"). So long as any shares of the Series A Preferred Stock remain outstanding, the number of members of the Corporation's board of directors shall not exceed 10 (including the Additional Directors, if any) unless the Corporation shall have received

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the prior written consent of the Holders of at least a majority of the then outstanding Series A Preferred Stock to increase such number.

         At any time when the right to elect Additional Directors is vested and has not yet terminated, the Corporation shall, within 30 days after such right shall have vested, call a special meeting of the Holders to elect Additional Directors to be held not later than 30 days after such special meeting shall have been called. At such time when dividends on the Series A Preferred Stock have been paid in full for four consecutive dividend periods, the right of the Holders to elect Additional Directors shall terminate, subject to revesting in the event of each and every subsequent failure on the part of the Corporation to pay dividends for five dividend periods as described above. Any vacancies with respect to the Additional Directors, if the right to elect such Additional Directors is vested, shall be filled by the affirmative vote of the Holders of at least a majority of the outstanding Series A Preferred Stock.

         Any Additional Director may be removed at any time, either with or without cause, by the affirmative vote of the Holders of at least a majority of the outstanding Series A Preferred Stock, voting separately as one class, at a duly held meeting of the Holders.

         Upon termination of the right to elect Additional Directors, the term of office of all Additional Directors then in office shall terminate unless otherwise required by law. Upon such termination, the number of members of the Corporation's board of directors will be reduced by two, subject to future increase pursuant to subsection (b) of this Section 10.

         Each of the directors elected by the Holders pursuant to this Section 10 shall be entitled to the same number of votes to which each of the other members of the Corporation's board of

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directors is entitled on any and all matters on which the other members of the
Corporation's board of directors are entitled to vote.

         11.      Notice of Certain Events. If at any time:

         (a) the Corporation shall declare any dividend or distribution payable to the holders of any class of its securities;

         (b) any recapitalization of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

         (c) a voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall occur,

then, in any one or more of such cases, the Corporation shall give the registered Holders of the Series A Preferred Stock written notice, by registered mail, of the date on which a record shall be taken for such dividend or distribution or for determining the stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of any securities shall participate in such dividend or distribution, or shall be entitled to exchange their securities for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the record date with respect thereto.

         12. Amendments. The provisions of this Certificate of Designations may not be amended, modified or waived without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock; provided, however, that any amendment reducing or postponing the payment of dividends or redemptions or decreasing the Liquidation Amount shall require the written consent or affirmative vote of the Holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock. Except to the extent required by law, the vote of the holders of any other class of capital stock of the Corporation is not required for the amendment, modification or waiver of the terms of this Certificate of Designations.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this ___ day of August, 2001.

                                   DELTA FINANCIAL CORPORATION

                                   By:
                                      ------------------------------------------
                                   Name:    Marc E. Miller
                                   Title:   Senior Vice President and Secretary

                                                                       EXHIBIT A

                              Investor Certificate
                              --------------------

Mellon Investor Services, LLC
44 Wall Street - 6th Floor
New York, New York 10005
Attn: Cynthia Gonzalez

Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, New York 11797

         Re:   Preferred Stock of Delta Financial Corporation (the "Securities")
               -----------------------------------------------------------------

Ladies and Gentlemen:

A.       Qualified Institutional Buyer

         In connection with our purchase of the Securities listed on Schedule 1 attached hereto, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act")) as follows:


         1. It owns and/or invests on a discretionary basis eligible securities (excluding affiliate's securities, bank deposit notes and CD's, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and currency, interest rate and commodity swaps), as described below:

                  Amount: $_________________; and

         2. The dollar amount set forth above is:

                  1. greater than $100 million and the undersigned is one of the following entities:

                  1. |_| an insurance company as defined in Section 2(13) of the
            Act;(1) or

--------
(1) A purchase by an insurance company for one or more of its separate accounts, as defined by section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

                  2. |_| an investment company registered under the Investment
            Company Act or any "business development company" as defined in
            Section 2(a)(48) of the Investment Company Act of 1940, as amended (the "Investment Company Act") or as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

                  3. |_| a Small Business Investment Company licensed by the
            U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

                  4. |_| a plan (i) established and maintained by a state, its
            political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and
            (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

                  5. |_| an employee benefit plan within the meaning of title I
            of the Employee Retirement Income Security Act of 1974; or

                  6. |_| a trust fund whose trustee is a bank or trust company
            and whose participants are exclusively plans of the types identified in numbers (4) or (5) above, except trust funds that include as participants individual retirement accounts on H.R. 10 plans; or

                  7. |_| a corporation (other than a U.S. bank, savings and loan
            association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

                  8. |_| a bank as defined in Section 3(a)(2) of the Act, a
            savings and loan association or other institution as referenced in
            Section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements as of a date not more than 16 months preceding the date of sale in the case of a U.S institution or 18 months in the case of a foreign institution; or

                  9. |_| an investment adviser registered under the Investment
            Advisers Act; or

                        2. |_| greater than $10 million, excluding any unsold
                  allotment or subscription in a public offering, and the undersigned is a dealer registered pursuant to Section 15 of the Exchange Act; or

                        3. |_| less than $10 million, and the undersigned is a
                  dealer registered pursuant to Section 15 of the Exchange Act and is purchasing these securities in a riskless principal transaction; or

                        4. |_| less than $100 million, and the undersigned is an
                  investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a "family of investment companies" which own at least $100 million of eligible securities; or

                        5. |_| less than $100 million, and the undersigned is an
                  entity, all the equity owners of which are qualified institutional buyers.

         3. The undersigned further certifies that it is purchasing the Securities for its own account or for the account of others that independently qualify as "Qualified Institutional Buyers" as defined in Rule 144A. It is aware that the sale of the Securities are being made in reliance on its continued compliance with Rule 144A.

         4. The undersigned understands that the Securities may be resold, pledged or transferred only to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A.

B.       Qualified Purchaser

         In connection with our purchase of the Securities listed on Schedule 1 attached hereto, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified purchaser (as defined in Section 2(a)(51)(a) under the Investment Company Act) as follows:

1. |_| The purchaser is a natural person who beneficially owns not less than $5,000,000 in "investments" either separately or jointly or as community property with his or her spouse;(2)

2. |_| With respect to Delta Funding Residual Exchange Company, LLC ("Exchange Company LLC") and delta Funding Residual Management, Inc. ("Management Inc."), the purchaser is (i) a director, trustee, general partner, managing member, or advisory board member; (ii) an executive officer(3); or (iii) an employee(4) who regularly participates in the investment activities of Exchange Company LLC or Management Inc. (or its affiliates) and has performed such role with respect to Exchange Company LLC, Management Inc. or its affiliates for at least 12 months;

----------
(2) In order to complete question 1, please read Annex A at the end of Investor Questionnaire for information regarding what is includable in "investments" and for information regarding the valuation of such "investments."

(3) Includes any (a) president, (b) vice president in charge of a business unit, division or function, or (c) any other person who performs a policy-making function.

(4) Excludes an employee performing solely clerical, secretarial or administrative functions.

3. |_| The purchaser is an entity which (i) was not formed for the specific purpose of investing in Exchange Company LLC and Management Inc.(5); (ii) is acting for its own account or the accounts of other "qualified purchasers"(6); and (iv) in the aggregate owns and/or invests on a discretionary basis not less than $25,000,000 in "investments;"

4. |_| Each beneficial owner of the purchaser's securities is a "qualified purchaser;"(6)

5. |_| The purchaser is an entity which (i) was not formed for the specific purpose of investing in the Fund;(5) (ii) owns not less than $5,000,000 in "investments"; and (iii) is directly or indirectly owned entirely by or for a "Family Company;"(7)

6. |_| The purchaser is a "qualified institutional buyer"(8) acting for its own account or the account of other qualified institutional buyers, provided that:

         (i) a dealer described in paragraph (a)(1)(ii) of Rule 144A must own and invest on a discretionary basis at least $25 million in securities of issuers that are not affiliated persons of the dealer; and

         (ii) a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A, or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A that holds the assets of such a plan, will only be deemed to be acting for its own account to the extent that investment decisions are made by the fiduciary, trustee or sponsor of such plan (i.e., there must be at least $100 million of non-self-directed assets in the plan) and then only with respect to the assets as to which investment decisions are made by the fiduciary, trustee or sponsor;

         or

7. |_| The purchaser is a trust that (i) is directed by a "qualified purchaser;"(6) (ii) was not formed for the specific purpose of investing in the Securities;(5) and (iii) with respect to which each settlor or other person who contributed assets is a "qualified purchaser."(6)

----------
(5) A purchaser may be deemed to be "formed for the specific purpose of investing in Exchange Company LLC and Management Inc." if either (i) the amount of the Securities purchased by the purchaser exceeds 40% of the total assets (on a consolidated basis with its subsidiaries) of the purchaser, or (ii) interest holders in the purchaser are able to decide individually whether to participate, or the extent of their participation, in the purchaser's investment in Exchange Company LLC and Management Inc. (i.e., holders of interests in the purchaser determine whether their capital will form part of the capital invested by the purchaser in the Securities).

(6) "Qualified purchaser" includes any individual referred to in question 1 or 2 of this Section B or any entity referred to in question 3 or 5 of this Section B.

(7) A "Family Company" consists of two or more natural persons who are related (as siblings or spouses) (including former spouses), or direct lineal descendants by birth or adoption), their spouses, and estate or foundations, charities, trusts or other entities formed by them or for their benefit.

(8)   As defined in paragraph (a) of Rule 144A under the 1933 Act.

C. Other

1. The undersigned has received and carefully reviewed the Certificate of Incorporation, Certificate of Designations and by-laws of Delta Financial Corporation. The undersigned has had the opportunity to review all other documents and information which the undersigned has requested concerning its investment in the Securities. The undersigned has had the opportunity to ask questions of Delta Financial Corporation, which questions were answered to its satisfaction.

         IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned on the _____ day of ___________, 200__.
                                                 [Name of purchaser]

                                                 By:
                                                     ---------------------------
                                                 Name:
                                                 Title(9):

----------
(9)    Must be President, Chief Financial Officer, or other authorized officer.

                                                                         ANNEX A

                                   Investments

         For determining whether the purchaser is a "qualified purchaser" the term "investments" includes:

1. Securities, other than securities of an issuer that controls, is controlled by, or is under common control with, the Investor that owns such securities, unless the issuer of such securities is a "public company," a "financial company" or has more than $50 million in equity, as reflected on such company's financial statements which present such equity information as of a date within 16 months preceding the date on which the Investor acquires Interests. The term "public company" includes all companies that file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or have a class of securities that are listed on a Designated Offshore Securities Market, as defined by Regulation S of the 1933 Act. The term "financial company" includes a commodity pool or an "investment company" (whether U.S. or offshore) or a company required to register as such under the 1940 Act but for the exclusions or exemptions provided by sections 3(c)(1) through 3(c)(9) of the 1940 Act;

2. Real estate held for investment purposes so long as it is not used by the prospective "qualified purchaser" or a close relative (generally, a sibling, spouse, former spouse, direct ancestor or descendent or a spouse of such an ancestor or descendent) for personal or business purposes. However, real estate owned by a prospective "qualified purchaser" who is primarily in the real estate business is includable as an "investment" even if it is used by the owner;

3. "Commodity interests" or "physical commodities" held for investment purposes by the Investor. "Commodity interests" includes commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of (i) any contract market designated for trading such transactions under the Commodity Act and the rules thereunder or (ii) any board of trade or exchange outside the United States, as contemplated in Part 30 of the rules under the Commodity Act. "Physical commodities" includes any physical commodity with respect to which a "Commodity Interest" is traded on a market specified in the definition of commodity interests above;

4. To the extent not securities, "financial contracts" entered into for investment purposes or in connection with investments. "Financial contracts" includes any arrangement that (i) takes the form of an individually negotiated contract, agreement, or option to buy, sell, lend, swap, or repurchase, or other similar individually negotiated transaction commonly entered into by participants in the financial markets; (ii) is in respect of securities, commodities, currencies, interest or other rates, other measures of value, or any other financial or economic interest similar in purpose or function to any of the foregoing; and (iii) is entered into in response to a request from a counterparty for a quotation, or is otherwise entered into and structured to accommodate the objectives of the counterparty to such arrangement;

5. In the case of an Investor that is a commodity pool or an investment company excepted from registration by section 3(c)(1) or 3(c)(7) of the 1940 Act, any amounts payable to such Investor pursuant to a firm agreement or similar binding commitment upon the demand of the Investor; and

6. Cash and cash equivalents held for investment purposes, such as bank deposits, foreign currencies, certificates of deposits, net cash surrender value of an insurance policy and cash held for defensive purposes.
         "Investments" do not include other assets which do not reflect experience in the financial markets, such as jewelry, art work, antiques and other collectibles.

         For purposes of determining the amount of "investments" owned by a company, "investments" of a parent company and its majority-owned subsidiaries may be aggregated to meet the minimum "investment" amount requirements, regardless of which company is the prospective "qualified purchaser."

         For purposes of determining the amount of "investments" owned by a natural person, there may be included any "investment" held jointly or as community property with such person's spouse. In determining whether spouses who are making a joint investment in the Fund are "qualified purchasers," there may be included in the amount of each spouse's "investments" any "investments" owned by the other spouse (whether or not such "investments" are held jointly).

         In determining whether a natural person is a "qualified purchaser," there may be included in the amount of such person's "investments" any "investments" held in an individual retirement account or similar account the investments of which are directed by and held for the benefit of such person.

Valuation Of Investments

         In determining the value of "investments" in order to ascertain "qualified purchaser" status, the aggregate amount of "investments" owned and invested on a discretionary basis by such person can be either their fair market value on the most recent practicable date or the cost of such "investments," provided that the same method must be used for all "investments." However,

(1) In the case of "commodity interests," the amount of "investments" is the value of the initial margin or option premium deposited in connection with such "commodity interests" and

(2) In each case, there must be deducted from the amount of such "investments" the following amounts:

         (a) The amount of any outstanding indebtedness incurred by the prospective "qualified purchaser" to acquire such "investments" and

         (b) In the case of a Family Company (as defined in note 7 above), in addition to the amounts specified in paragraph (2) (a) above, any outstanding indebtedness incurred by an owner of the Family Company to acquire the Family Company's "investments.

                                                                      SCHEDULE 1

                              Purchased Securities
                              --------------------

SECURITY                                                                 AMOUNT
--------                                                                 ------

Preferred Stock of Delta Financial Corporation